UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 9, 2026

Neuraxis, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-41775	45-5079684
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11611 N. Meridian St, Suite 330

Carmel, IN 46032

(Address of principal executive offices)

Registrant’s telephone number, including area code: (812) 689-0791

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	NRXS	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events

On July 9, 2026, the Board of Directors of Neuraxis, Inc. (the “Company”) authorized and the Company declared a stock dividend on the Company’s Series B Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”) for the second quarter of 2026 (the “Second Quarter Dividend”). The Second Quarter Dividend will be paid in the form of shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”). The number of shares of Common Stock to be received by each holder will be determined based on the accrued and unpaid dividends on such holder’s Series B Preferred Stock from April 1, 2026 through the record date, divided by $2.38. A total of approximately 80,463 shares of Common Stock are expected to be issued in connection with the Second Quarter Dividend. No fractional shares will be issued in connection with the Second Quarter Dividend. In lieu of any fractional shares, holders of Series B Preferred Stock who would otherwise be entitled to receive a fractional share of Common Stock will receive cash (without interest or deduction) in an amount equal to the product obtained by multiplying (a) $2.38 by (b) the fraction of one share of Series B Preferred Stock owned by such holder. The Second Quarter Dividend will be payable on July 29, 2026, to holders of record of the Company’s Series B Preferred Stock as of the close of business on July 21, 2026.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 10, 2026	NEURAXIS, INC.

	By:	/s/ Brian Carrico
	Name:	Brian Carrico
	Title:	President and Chief Executive Officer